EXECUTION VERSION

Compass Therapeutics, Inc.

Public Offering of Common Stock

October 31, 2021

SVB Leerink LLC

As Representative of the several Underwriters,

c/o SVB Leerink LLC

53 State Street, 40th Floor Boston, MA 02109

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed underwriting agreement (the “Underwriting Agreement”), between Compass Therapeutics, Inc., a Delaware corporation (the “Company”), and you as representative (the “Representative”) of a group of Underwriters named therein, relating to an underwritten public offering of Common Stock, $0.0001 par value (the “Common Stock”), of the Company (the “Offering”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of the Representative, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock (the “Lock-Up Securities”), or publicly announce an intention to effect any such transaction, for a period from the date hereof until 90 days after the date of the Underwriting Agreement (the “Lock-Up Period”). The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any shares of Common Stock, or securities convertible into or exercisable or exchangeable for Common Stock, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the undersigned. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed shares of Common Stock the undersigned may purchase in the Offering.

The foregoing restrictions shall not apply to:

(i)  transactions relating to shares of Common Stock or other securities acquired in the Offering or in open market transactions after the completion of the Offering;

(ii)	transfers of Lock-Up Securities as a bona fide gift or charitable contribution;

(iii)  exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this lock-up agreement during the Lock-Up Period, and provided, if the undersigned is required to file a report under the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock during the Lock-Up Period, the undersigned shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this paragraph and no other filing or public announcement shall be made voluntarily during the Lock-Up Period in connection with such exercise, vesting or transfer;

(iv)  transfers of Lock-Up Securities to the Company pursuant to any contractual arrangement that provides the Company with an option to repurchase such shares of Common Stock or for the forfeiture to the Company of such shares of Common Stock in the event the undersigned ceases to provide services to the Company, provided that, if the undersigned is required to file a report under the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock during the Lock-Up Period, the undersigned shall clearly indicate in the footnotes thereto that the filing relates to the termination of the undersigned’s employment or other services and no other filing or public announcement shall be made voluntarily during the Lock-Up Period in connection with such transfer;

(v)  transfers to the spouse, domestic partner, parent, child (including stepchild or adopted child) or grandchild or first cousin of the undersigned (each, an “Immediate Family Member”) or to a trust formed for the direct or indirect benefit of the undersigned or an Immediate Family Member;

(vi)  transfers by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary, trustee or Immediate Family Member of the undersigned;

(vii)	transfers pursuant to a divorce settlement agreement or decree or a qualified domestic relations order;

(viii)  transfers of Lock-Up Securities to any affiliate (as such term is defined in Rule 405 of the Securities Act of 1933, as amended), limited partners, general partners, limited liability company members or stockholders of the undersigned, or if the undersigned is a corporation to any wholly owned subsidiary of such corporation;

(ix)  the establishment of a trading plan pursuant to Rule 10b-5-1 under the Exchange Act for the transfer of Lock-Up Securities, provided that such plan does not provide for the transfer of shares of Common Stock during the Lock-Up Period and no filing or other public announcement shall be made during the Lock-Up Period; and

(x)  transfer of Lock-Up Securities pursuant to a bona fide third-party tender offer for securities of the Company, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company, made to all holders of Common Stock involving a transaction or a series of related transactions, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 75% or more of the total voting power of the voting stock of the Company (or the surviving entity), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Lock-

Up Securities shall remain subject to the provisions of this lock-up agreement;

provided, that, in the case of clause (i), no filing under the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock shall be required or voluntarily made during the Lock-Up Period, other than Forms 5 and Schedule 13F; provided further that in the case of any transfer or distribution pursuant to clauses (ii), (v), (vi), (vii) and (viii), (a) the recipient agrees to be bound in writing by the same restrictions set forth herein for the duration of the Lock-Up Period, (b) no filing under the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock shall be required or voluntarily made during the Lock-Up Period, other than Forms 5 and Schedule 13F, and (c) any such transfer shall not involve a disposition for value.

This lock-up agreement shall automatically terminate, and the undersigned shall be released from its obligations hereunder, upon the earliest to occur, if any, of (1) the execution of the Underwriting Agreement in connection with the Offering shall not have occurred on or before December 31, 2021 (provided that the Company may by written notice to the undersigned prior to December 31, 2021 extend such date for a period of up to three additional months), (2) the Company files an application to withdraw the registration statement relating to the Offering, (3) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder or (4) the Representative, on behalf of the Underwriters, advises the Company, or the Company advises the Representative, in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the Offering.

The undersigned hereby represents and warrants that the undersigned has full power, capacity and authority to enter into this lock-up agreement. This lock-up agreement is irrevocable and will be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

This lock-up agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Yours very truly,

By:
Name:
Title:

On behalf of:
Entity Name